Exhibit 99.1

FatPipe Inc. (FATN) Reports Q4 and FY2026 Results. 90% Y-o-Y Q4 Revenue Growth, Q4 Recurring Revenue up 56% Y-o-Y, Annual Revenue Growth of 18%

SALT LAKE CITY, UT / PRNewswire / May 18, 2026

FatPipe, Inc. (NASDAQ: FATN) (“FatPipe” or the “Company”), a pioneer and multiple patents holder in enterprise-class, application-aware, secure software-defined wide area network (“SD-WAN”) and single-stack cybersecurity solutions, today announced its fourth quarter and fiscal year 2026 results for the period ended March 31, 2026.

Q4 Highlights

●	Q4 2026 revenue was $7.2M, representing 90% growth compared to $3.8M in Q4 2025

●	Q4 2026 net income was $4.0M compared to -$0.37M in Q4 2025

●	Q4 2026 Adjusted EBITDA was $3.1M compared to $0.2M in Q4 2025

●	Q4 2026 Monthly Recurring Billings grew 56% compared to Q4 2025, reflecting continued adoption of FatPipe’s offerings

Fiscal Year 2026 Highlights

●	Revenue was $19.2M, representing 18% growth compared to FY2025

●	Net income was $5.0M, representing 154% growth compared to FY2025

●	Non-GAAP Net Income was $6.4M compared to $2.0M in FY2025

●	Diluted Net Income per share was $0.35, compared to $0.15 in FY2025

●	Non-GAAP Net Income per share was $0.46 compared to $0.15 in FY2025

●	Adjusted EBITDA for FY2026 was $5.4 million, representing an EBITDA margin of approximately 28%, reflecting operating leverage as the Company scales and invests in growth, compared to $4.0 million in FY2025

Financial Performance

Revenue growth during the quarter was driven by increased recurring billings, customer renewals, and new customer wins. FatPipe continued to see strong demand from customers seeking secure, high-performance alternatives to legacy networking and security vendors.

Management Commentary

“Our fourth quarter results demonstrate the scalability of FatPipe’s model and the progress we have made converting pipeline into revenue, profitability, and recurring billings growth,” said Dr. Ragula Bhaskar, CEO of FatPipe. “We believe the combination of strong quarterly revenue growth, meaningful net income generation, and continued customer adoption of our offerings reflects both the strength of our technology and the expanding market need for secure, resilient enterprise connectivity. As we enter fiscal 2027, our focus remains on disciplined execution, channel expansion, and increasing the contribution from recurring software and cybersecurity revenue.”

“During the quarter, we saw customers continue to prioritize network resilience, application performance, and integrated security as core infrastructure requirements,” said Sanchaita Datta, President and CTO of FatPipe. “FatPipe’s platform is designed to address these needs through our patented secure SD-WAN technology, application-aware routing, centralized visibility, and single-stack security capabilities. We are continuing to invest in product innovation and deployment support so that customers can modernize complex networks without adding unnecessary operational complexity.”

Forward-Looking Statements

Certain statements contained in this press release, may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on management’s current expectations and are inherently subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These risks and uncertainties include, but are not limited to, those described in FatPipe’s filings with the U.S. Securities and Exchange Commission. Except as required by law, FatPipe expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About FatPipe, Inc.

FatPipe pioneered the concept of software-defined wide area networking (SD-WAN) and hybrid WANs that eliminate the need for hardware and software or cooperation from ISPs and allows companies and service providers to control multi-link network traffic. FatPipe introduced a full single stack cybersecurity solution designed to be sold to the same customer profile, and Buyer as FatPipe. FatPipe currently has 13 U.S. patents related to multipath, software-defined networking. FatPipe products are sold by 200+ resellers worldwide.

For more information, please visit www.fatpipeinc.com.

Follow us on X @FatPipe_Inc.

Company Contact Info

Vikrant Ragula

Director of Investor Relations

+1 801.683-5656 x 1140

Investor.ir@fatpipeinc.com